Exhibit 99.1

Endurance Reports First Quarter 2013 Financial Results

PEMBROKE, Bermuda – May 1, 2013 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income available to common shareholders of $92.1 million and $2.13 per diluted common share for the first quarter of 2013 versus net income of $74.4 million and $1.72 per diluted common share for the first quarter of 2012.

Operating highlights for the quarter ended March 31, 2013 were as follows:

•	Net premiums written of $908.9 million, an increase of 7.8% over the same period in 2012;

•	Combined ratio of 85.0%, which included 12.1 percentage points of favorable prior year loss reserve development;

•	Net investment income of $49.3 million, a decrease of $7.8 million from the same period in 2012;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $89.8 million and $2.08 per diluted common share;

•	An operating return on average common equity for the quarter of 3.9% or 15.6% on an annualized basis; and

•	Fully diluted book value per share of $54.10 as of March 31, 2013, an increase of 2.3% from year end 2012 and up 2.9% when adjusting for dividends paid during the first quarter.

David Cash, Chief Executive Officer, commented, “We had an excellent start to the year with strong financial performance and solid progress in the ongoing development of our businesses. Net premiums written increased as a result of a successful January 1st renewal season in our reinsurance segment as we saw the benefit from our international expansion and the addition of specialty underwriting teams hired in 2012. Strategically, momentum is accelerating as we have attracted several new leaders and teams to our global insurance and reinsurance operations.”

Insurance Segment

Operating highlights for Endurance’s Insurance segment for the quarter ended March 31, 2013 were as follows:

•	Net premiums written of $404.7 million, a decrease of 5.4% from the first quarter of 2012;

•	Combined ratio of 99.0%, an improvement of 2.7 percentage points from the first quarter of 2012; and

•

Favorable prior year loss reserve development of 11.4 percentage points during the current period, compared to 4.9 percentage points of favorable prior year loss reserve development in the first quarter of 2012.

Net premiums written in the Insurance segment decreased $23.1 million for the first quarter of 2013 compared to the same period in the prior year primarily due to declines in agriculture and professional lines premiums. Within the agriculture line of business, net premiums written declined 3.9% compared to a year ago as a result of the cession of more premiums to the U.S. Government and third parties. Estimated policy count growth in excess of 9% in agriculture over the first quarter of 2012 was more than offset by reduced premium retentions in this line of business. The current quarter also reflects the decline in net premiums written in our professional line of business as a result of exiting a program relationship in late 2012.

The improvement in the Insurance segment combined ratio for the quarter ended March 31, 2013 compared to the same period in 2012 was predominantly driven by a lower net loss ratio, partially offset by a higher general and administrative expense ratio. The net loss ratio in the first quarter of 2013 benefited from $17.3 million, or 11.4 percentage points, of favorable prior year loss reserve development, compared to $7.8 million, or 4.9 percentage points, for the same period a year ago. Partially offsetting this improvement in the net loss ratio was an increase in the current year net loss ratio in the professional and agriculture lines of business. The general and administrative expense ratio was higher in the current quarter due to a smaller earned premium base and strategic investments being made to our U.S. specialty insurance operations.

Reinsurance Segment

Operating highlights for Endurance’s Reinsurance segment for the quarter ended March 31, 2013 were as follows:

•	Net premiums written of $504.2 million, an increase of 21.4% from the first quarter of 2012;

•	Combined ratio of 77.1%, an improvement of 16.1 percentage points from the first quarter of 2012; and

•	Favorable prior year loss reserve development of 12.4 percentage points compared to 3.6 percentage points of favorable prior year loss reserve development in the first quarter of 2012.

The $88.9 million increase in net premiums written within the Reinsurance segment during the first quarter of 2013 over the first quarter of 2012 resulted primarily from increases within the property, casualty and other specialty lines of business. The current quarter increase was generated by the property line of business, driven by the combination of rate increases as well as growth in new business in our London, Zurich and United States offices. Within our casualty line of business, net written premiums increased $29.8 million from a year ago as a result of new business written in our Zurich and U.S. offices and a change in renewal date on one large treaty, partially offset by a decline in Bermuda based clash business as some contracts were non-renewed due to returns no longer meeting targeted profitability levels. Our other specialty line of reinsurance business expanded its net written premiums $19.8 million from a year ago, primarily due to new business generated by the trade credit and surety team that joined Endurance in late 2012.

The Reinsurance segment combined ratio in the first quarter of 2013 improved compared to the same period in 2012 predominantly due to a lower net loss ratio. The net loss ratio for the first quarter of 2013 included less than one point of catastrophe losses compared to 9.7 percentage points of catastrophe losses recorded in the first quarter of 2012 related to tornadoes in Kentucky. The net loss ratio in the first quarter of 2013 also benefited from 12.4 percentage points of favorable prior year loss reserve development across all lines of business, compared to 3.6 percentage points for the same period a year ago. Also modestly contributing to the improved combined ratio in the current quarter compared to a year ago were lower general and administrative expenses on a larger earned premium base.

Investments

Endurance’s net investment income for the quarter ended March 31, 2013 was $49.3 million, a decrease of $7.8 million compared to the same period in 2012. The total return of Endurance’s investment portfolio was 0.6% for the quarter ended March 31, 2013, compared to 1.38% for the quarter ended March 31, 2012. Investment income generated from Endurance’s fixed maturity investments declined by $7.5 million for the three months ended March 31, 2013 compared to the same period in 2012 due to lower reinvestment rates during 2013 and the short duration of Endurance’s fixed maturity portfolio. During the first quarter of 2013, Endurance’s net investment income included gains of $23.1 million on its alternative investment funds and high yield loan funds, which are included in other investments, as compared to gains of $23.1 million in the first quarter of 2012. The ending book yield on Endurance’s fixed maturity investments at March 31, 2013 was 2.36%, down from 2.68% at March 31, 2012.

At March 31, 2013, Endurance’s fixed maturity portfolio, which comprises 88.2% of Endurance’s investments, had an average credit quality of AA and a duration of 2.78 years. Endurance’s fixed maturity portfolio was in a net unrealized gain position of $136.9 million at March 31, 2013, a decrease of $4.8 million from December 31, 2012. Endurance recorded net realized gains on investment sales, net of impairment losses recognized in earnings, of $5.4 million during the first quarter of 2013 compared to net realized investment gains of $5.0 million during the same period in 2012.

Endurance ended the first quarter of 2013 with cash and invested assets of $6.5 billion, which represents a 0.5% decrease from December 31, 2012. Net operating cash flow was $23.5 million for the quarter ended March 31, 2013 versus $24.9 million for the same period in 2012.

Capitalization and Shareholders’ Equity

At March, 31, 2013, Endurance’s shareholders’ equity was $2.77 billion or $54.10 per diluted common share versus $2.71 billion or $52.88 per diluted common share at December 31, 2012. For the quarter ended March 31, 2013, Endurance declared and paid common dividends of $0.32 per share. During the first quarter of 2013, the Company repurchased 223,152 common shares at an average cost of $44.83 for a total amount of repurchases of $10.0 million.

Earnings Call

Endurance will host a conference call on May 2, 2013 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (888) 596-2611 or (913) 312-0710 (international) and entering pass code: 8944519. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 16, 2013 by dialing (888) 203-1112 or (719) 457-0820 (international) and entering the pass code: 8944519.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm. Following the live broadcast, an archived version will continue to be available on Endurance’s website.

A copy of Endurance’s financial supplement for the first quarter of 2013 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per diluted common share, operating income allocated to common shareholders and the combined ratio excluding prior year net loss reserve development are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, casualty and other specialty, professional lines and property lines of insurance and catastrophe, property, casualty, and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “should,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands of United States dollars, except share and per share amounts)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$857,187	$1,124,019
Fixed maturity investments, available for sale, at fair value	5,008,753	4,868,150
Short-term investments, available for sale, at fair value	1,400	42,230
Equity securities, available for sale, at fair value	188,927	86,997
Other investments	554,715	517,546
Premiums receivable, net	1,193,578	601,952
Insurance and reinsurance balances receivable	106,222	105,663
Deferred acquisition costs	212,953	168,252
Prepaid reinsurance premiums	340,066	166,702
Reinsurance recoverable on unpaid losses	588,576	691,783
Reinsurance recoverable on paid losses	11,891	83,159
Accrued investment income	24,865	27,166
Goodwill and intangible assets	169,899	172,000
Deferred tax asset	41,505	43,501
Net receivable on sales of investments	35,608	9,144
Other assets	95,336	86,708

Total Assets	$9,431,481	$8,794,972

Liabilities
Reserve for losses and loss expenses	$4,026,536	$4,240,876
Reserve for unearned premiums	1,625,883	965,244
Deposit liabilities	22,533	22,220
Reinsurance balances payable	203,048	110,843
Debt	527,421	527,339
Net payable on purchases of investments	111,969	81,469
Other liabilities	147,841	136,384

Total Liabilities	6,665,231	6,084,375

Shareholders’ Equity
Preferred shares
Series A, non-cumulative - 8,000,000 issued and outstanding (2012 - 8,000,000)	8,000	8,000
Series B, non-cumulative - 9,200,000 issued and outstanding (2012 - 9,200,000)	9,200	9,200
Common shares
43,169,336 issued and outstanding (2012 – 43,116,394)	43,169	43,116
Additional paid-in capital	520,257	527,915
Accumulated other comprehensive income	137,439	152,463
Retained earnings	2,048,185	1,969,903

Total Shareholders’ Equity	2,766,250	2,710,597

Total Liabilities and Shareholders’ Equity	$9,431,481	$8,794,972

Book Value per Common Share
Dilutive common shares outstanding	43,181,370	43,130,075
Diluted book value per common share [a]	$54.10	$52.88

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2012, which was derived from Endurance’s audited financial statements.

[a]	Excludes the $430 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of United States dollars, except share and per share amounts)

	Quarter Ended
	March 31, 2013	March 31, 2012
Revenues
Gross premiums written	$1,177,362	$1,061,649

Net premiums written	$908,915	$843,056
Change in unearned premiums	(488,798)	(431,421)

Net premiums earned	420,117	411,635
Other underwriting income (loss)	749	(335)
Net investment income	49,305	57,075
Net realized and unrealized gains	6,235	5,203
Total other-than-temporary impairment losses	(806)	—
Portion of loss recognized in other comprehensive (loss) income	—	(219)

Net impairment losses recognized in earnings	(806)	(219)

Total revenues	475,600	473,359

Expenses
Net losses and loss expenses	218,970	262,767
Acquisition expenses	71,636	68,489
General and administrative expenses	66,478	66,041
Amortization of intangibles	2,101	2,777
Net foreign exchange losses (gains)	2,927	(18,137)
Interest expense	9,038	9,047

Total expenses	371,150	390,984

Income before income taxes	104,450	82,375
Income tax (expense) benefit	(4,151)	167

Net income	100,299	82,542
Preferred dividends	(8,188)	(8,188)

Net income available to common and participating common shareholders	$92,111	$74,354

Per share data
Basic earnings per common share	$2.14	$1.72

Diluted earnings per common share	$2.13	$1.72

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars, except ratios)

	For the quarter ended March 31, 2013
	Insurance	Reinsurance	Reported Totals
Revenues
Gross premiums written	$652,943	$524,419	$1,177,362
Ceded premiums written	(248,249)	(20,198)	(268,447)

Net premiums written	404,694	504,221	908,915

Net premiums earned	151,152	268,965	420,117
Other underwriting income	—	749	749

Total underwriting revenues	151,152	269,714	420,866

Expenses
Net losses and loss expenses	99,464	119,506	218,970
Acquisition expenses	14,616	57,020	71,636
General and administrative expenses	35,627	30,851	66,478

	149,707	207,377	357,084

Underwriting income	$1,445	$62,337	$63,782

Net loss ratio	65.7%	44.4%	52.1%
Acquisition expense ratio	9.7%	21.2%	17.1%
General and administrative expense ratio	23.6%	11.5%	15.8%

Combined ratio	99.0%	77.1%	85.0%

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars, except ratios)

	For the quarter ended March 31, 2012
	Insurance	Reinsurance	Reported Totals
Revenues
Gross premiums written	$635,347	$426,302	$1,061,649
Ceded premiums written	(207,566)	(11,027)	(218,593)

Net premiums written	427,781	415,275	843,056

Net premiums earned	161,630	250,005	411,635
Other underwriting loss	—	(335)	(335)

Total underwriting revenues	161,630	249,670	411,300

Expenses
Net losses and loss expenses	113,702	149,065	262,767
Acquisition expenses	16,214	52,275	68,489
General and administrative expenses	34,435	31,606	66,041

	164,351	232,946	397,297

Underwriting (loss) income	$(2,721)	$16,724	$14,003

Net loss ratio	70.4%	59.7%	63.9%
Acquisition expense ratio	10.0%	20.9%	16.6%
General and administrative expense ratio	21.3%	12.6%	16.0%

Combined ratio	101.7%	93.2%	96.5%

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended March 31,
	Insurance		Reinsurance		Total
	2013	2012	2013	2012	2013	2012
Net loss ratio	65.7%	70.4%	44.4%	59.7%	52.1%	63.9%
Acquisition expense ratio	9.7%	10.0%	21.2%	20.9%	17.1%	16.6%
General and administrative expense ratio	23.6%	21.3%	11.5%	12.6%	15.8%	16.0%

Combined ratio	99.0%	101.7%	77.1%	93.2%	85.0%	96.5%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the quarter ended March 31,
	Insurance		Reinsurance		Total
	2013	2012	2013	2012	2013	2012
Net loss ratio	11.4%	4.9%	12.4%	3.6%	12.1%	4.1%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended March 31,
	Insurance		Reinsurance		Total
	2013	2012	2013	2012	2013	2012
Net loss ratio	77.1%	75.3%	56.8%	63.3%	64.2%	68.0%
Acquisition expense ratio	9.7%	10.0%	21.2%	20.9%	17.1%	16.6%
General and administrative expense ratio	23.6%	21.3%	11.5%	12.6%	15.8%	16.0%

Combined ratio	110.4%	106.6%	89.5%	96.8%	97.1%	100.6%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, net of prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

GROSS AND NET PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following tables show Endurance’s gross and net premiums written for the quarters ended March 31, 2013 and 2012:

	Quarter Ended March 31, 2013		Quarter Ended March 31, 2012
	Gross Premiums Written	Net Premiums Written	Gross Premiums Written	Net Premiums Written
Insurance
Agriculture	$564,474	$341,130	$533,667	$354,920
Casualty and other specialty	56,467	43,261	55,491	41,823
Professional lines	20,964	14,203	36,345	30,205
Property	11,038	6,100	9,844	833

Subtotal Insurance	$652,943	$404,694	$635,347	$427,781

Reinsurance
Catastrophe	$147,866	$131,398	$143,182	$133,718
Property	148,411	148,411	106,746	106,746
Casualty	151,702	150,273	121,674	120,437
Other specialty	76,440	74,139	54,700	54,374

Subtotal Reinsurance	$524,419	$504,221	$426,302	$415,275

Total	$1,177,362	$908,915	$1,061,649	$843,056

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share, per share amounts and ratios)

The following is a reconciliation of Endurance’s net income, net income per diluted common share, net income allocated to common shareholders under the two-class method and annualized return on average common equity to operating income, operating income per diluted common share, operating income allocated to common shareholders under the two-class method and annualized operating return on average common equity (all non-GAAP measures) for the quarters ended March 31, 2013 and 2012:

	March 31, 2013	March 31, 2012
Net income	$100,299	82,542
Add (less) after-tax items:
Net foreign exchange loss (gains)	2,909	(16,260)
Net realized and unrealized gains	(5,992)	(4,967)
Net impairment losses recognized in earnings	772	219

Operating income before preferred dividends	$97,988	$61,534
Preferred dividends	(8,188)	(8,188)

Operating income allocated to common and participating common shareholders	$89,800	$53,346

Operating income allocated to common shareholders under the two-class method	$88,328	$52,417

Weighted average diluted common	42,443,936	42,488,850

Operating income per diluted common share [b]	$2.08	$1.23

Average common equity [a]	$2,308,424	$2,217,852
Operating return on average common equity	3.9%	2.4%

Annualized operating return on average common equity	15.6%	9.6%

Net income	$100,299	$82,542
Preferred dividends	(8,188)	(8,188)

Net income available to common and participating common shareholders	$92,111	$74,354

Net income available to common shareholders under the two-class method	$90,601	$73,059

Net income per diluted common share	$2.13	$1.72

Return on average common equity, Net income	4.0%	3.4%

Annualized return on average common equity, Net income	16.0%	13.4%

[a]	Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $430 million liquidation value of the preferred shares
[b]	Represents diluted losses per share calculated under the two-class method which was the lower of the treasury stock method and the two-class method.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income allocated to common shareholders (excludes unvested restricted shares outstanding which are considered participating) per diluted common share represents operating income divided by weighted average dilutive common shares, which has been calculated in accordance with the two-class method under U.S. GAAP. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with the two-class method under GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

Contact:

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

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